Exhibit 1

Level 18, 275 Kent Street

Sydney, NSW, 2000

ASX

Release

14 JULY 2020

WESTPAC APPOINTS NEW CHIEF FINANCIAL OFFICER

Westpac Group CEO, Peter King, today announced that Michael Rowland has been appointed the Group’s Chief Financial Officer (CFO), subject to regulatory approval.

Mr Rowland joins Westpac from KPMG, where he is a Partner in Management Consulting, specialising in financial services.

Mr King said Mr Rowland brings deep experience across the financial services industry having held senior positions at KPMG, ANZ and ING Australia.

“Michael’s experience is broad across both CFO and business leadership roles. His most recent experience in consulting as a senior partner at KPMG also brings valuable external perspectives.

“In particular, Michael’s expertise in business restructuring, delivering sustainable productivity and revenue programs and in disciplined financial management will be an important contributor to making Westpac a simpler and stronger bank.

“I’m delighted that Westpac has attracted someone of Michael’s calibre” said Mr King.

Gary Thursby who has been acting CFO since December 2019 will continue acting in this role until Mr Rowland joins Westpac later in the year.

About Michael Rowland

Michael is a seasoned finance and business executive and has been a Partner in Management Consulting at KPMG since 2014.

Michael previously held a number of senior executive positions at ANZ from 1999 to 2013. This included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation.

Following the creation of the ANZ / ING joint venture in 2002, Michael was ING Australia’s CFO until 2004, where he managed all aspects of the finance function including investor relations and analyst presentations, as well as driving major cost and revenue initiatives.

Prior to joining ANZ, Michael was Finance Director (1995 to 1999) at AMRAD Corporation Limited, playing a major role in preparing the company for its ASX listing in 1996.

Michael commenced his career at KPMG where he was promoted to a Tax Partner in 1993.

Michael holds a Bachelor of Commerce, University of Melbourne and a Graduate Diploma of Taxation Law, Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.